Exhibit (a)(5)(E)
NOTICE OF DIVIDEND DECLARATION
RESULTING IN CONVERSION RATE ADJUSTMENT
To the Holders of
3.75% Senior Notes due 2023 and
3.75% Senior Notes, Series B due 2023
of
CENTERPOINT ENERGY, INC.
          NOTICE IS HEREBY GIVEN pursuant to the provisions of Section 811 of Supplemental Indenture No. 1 dated as of May 19, 2003 (“Supplemental Indenture No. 1”), under which the 3.75% Senior Notes due 2023 were issued, and Supplemental Indenture No. 6 dated as of August 23, 2005 (“Supplemental Indenture No. 6” and, together with Supplemental Indenture No. 1, the “Supplemental Indentures”), under which the 3.75% Senior Notes, Series B due 2023 were issued, by and between CenterPoint Energy, Inc., a Texas corporation (“CNP”), and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank), as Trustee (the “Trustee”), which supplement the Indenture dated as of May 19, 2003 by and between CNP and the Trustee, that CNP has declared a dividend on its common stock, par value $0.01 per share, that will require an adjustment to the Conversion Rate (as defined in the Supplemental Indentures) pursuant to Section 806 of the Supplemental Indentures. The dividend is payable on June 10, 2008 to shareholders of record as of the close of business on May 16, 2008. The adjustment to the Conversion Rate will be effective on May 19, 2008. Notice of the adjusted Conversion Rate will be sent promptly on or after such date.
          This Notice is being mailed to each holder of notes of record as of the close of business on April 24, 2008.
Dated: April 25, 2008

CENTERPOINT ENERGY, INC.